Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

LIFE TIME FITNESS, INC.

The following Amended and Restated Articles of Incorporation of Life Time Fitness, Inc. (the “Company”) amends, restates and supersedes the original Articles of Incorporation of the Company and all prior restatements thereof and amendments thereto in their entirety. These Amended and Restated Articles of Incorporation (“Articles”) have been duly adopted by the Board of Directors and the shareholder of the Company in accordance with the provisions of the Minnesota Statues, Section 302A.135.

ARTICLE I

The name of this corporation is Life Time Fitness, Inc. (the “Company”).

ARTICLE II

The address of the Company’s registered office in Minnesota is 100 South 5th Street, Suite 1075, Minneapolis, Minnesota 55402. The name of its registered agent is C T Corporation System Inc.

ARTICLE III

The aggregate number of shares of stock which the Company shall have authority to issue is One Thousand (1,000) shares, all of which shall be designated common stock, $0.01 par value (the “Common Stock”). Each holder of Common Stock shall be entitled to one vote for each share held, and shall be entitled to such other rights and privileges as may be required by law or set forth, from time to time, in the Bylaws of the Company.

ARTICLE IV

No shareholder of the Company shall have any cumulative voting rights.

ARTICLE V

No shareholder of the Company shall have any preemptive rights by virtue of Section 302A.413 of the Minnesota Statutes (or similar provisions of future law) to subscribe for, purchase or acquire any shares of the Company of any class, whether unissued or now or hereafter authorized, or any obligations or other securities convertible into or exchangeable for any such shares.

ARTICLE VI

Any action required or permitted to be taken at a meeting of the Board of Directors of the Company may be taken by written action signed, or consented to by authenticated electronic communication, by the number of directors that would be required to take such action at a meeting of the Board of Directors at which all directors are present.

ARTICLE VII

Any action required or permitted to be taken at a meeting of the shareholders of the Company may be taken by written action signed, or consented to by authenticated electronic communication, by the number of shareholders that would be required to take such action at a meeting of the shareholders at which all shareholders are present.

ARTICLE VIII

No director of the Company shall be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty by such director as a director; provided, however, that this Article VIII shall not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 302A.559 or Section 80A.76 of the Minnesota Statutes, as amended, (iv) for any transaction from which the director derived an improper personal benefit, or (v) for any act or omission occurring prior to the effective date of this Article VIII. If Section 302A of the Minnesota Statutes is hereinafter amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Company in addition to the limitation and elimination of personal liability provided herein, shall be eliminated or limited to the fullest extent permitted by the Minnesota Statutes, as so amended. No amendment to or repeal of this Article VIII shall apply to, or have any effect on, the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

ARTICLE IX

The Company shall indemnify its officers and directors to the fullest extent permissible under the provisions of Chapter 302A of the Minnesota Statutes, as amended from time to time, or as required or permitted by other provisions of law. Any repeal or modification of this Article IX will be prospective only and will not adversely affect any right to indemnification of a director or officer of the Company existing at the time of such repeal or modification.

ARTICLE X

Shares of the Company acquired by the Company shall become authorized but unissued shares and may be reissued as provided in these Amended and Restated Articles of Incorporation.

IN WITNESS WHEREOF, I have hereunto set my hand on this 10th day of June, 2015.

Life Time Fitness, Inc.

By:	/s/ Eric Buss
Its:	Executive Vice President and Chief Financial Officer

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